Exhibit 10.30

Nicola Shannon

3 Laird Road

Medford, MA

02155

Dear Nikki:

It is my pleasure to extend the following offer of employment to you on behalf of NeuroBo Pharmaceuticals, Inc.

Title: VP of Clinical Operations. This position is a full-time position and is classified as “exempt” for purposes of the federal and state wage and hour laws. Therefore, your salary is intended to cover all hours worked and you are not entitled to overtime pay for hours worked over forty (40) in a workweek or overtime as otherwise mandated by applicable federal and state law. We will review opportunities for advancement and promotion annually.

Reporting Relationship: The position will report to the Chief Medical Officer

Base Salary: Your annual salary will be $280,000, payable bi-weekly, and is subject to deductions for taxes and other withholdings as required by law and/or the policies of the company.

2019 Bonus Payment:  In recognition of your hard work and dedication, the Board has approved a discretionary bonus award to you in the amount of $66,250.00, representing 25% of your current annual base salary.  This discretionary bonus shall be paid on or before February 28, 2020 and will be subject to deductions for taxes and other withholdings as required by law and/or the policies of the company.

Bonus Potential: The company has discretion to award you a bonus of up to 25% of your thencurrent annual base salary. The actual amount of such bonus, if any, shall be determined by the Company in its sole discretion. The company may take into consideration its assessment of your performance and that of the Company against goals established by the Board.  Any bonus awarded during this calendar year would be prorated, and any bonus awarded shall not be deemed accrued and earned by you until such time as the Company pays such bonus. Additional details regarding bonuses will be provided to you upon commencing employment.

Confidentiality Agreement: Our standard confidentiality agreement must be signed prior to your start date.

Company Policies and Benefits: During your employment, you will be subject to all of the policies, rules and regulations applicable to employees of the company, as they currently exist and subject to any future modifications in the company's discretion. Consistent with the company's practices and in accordance with the terms of applicable benefit plans, your will benefits include:

Benefits: The company offers competitive medical, life, disability, and dental insurance coverages as well as a 40l(k) Plan. More information on the benefits plans can be found in the attached documents. Employee contribution to payment for benefit plans is determined annually.  Employee contribution to payment for benefit plans is determined annually.

Stock Options: The company expects to implement a stock option plan in the future. No stock options are currently available at this time.

Paid Time Off: The company is in the process of developing its paid time off policy. We anticipate that our policy will provide for the equivalent of three to four weeks of paid time off on an annual basis, in accordance with the new policy.

Effective Date:    January 1, 2020

AT-WILL EMPLOYMENT:

Your employment with NeuroBo Pharmaceuticals, Inc. is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. NEUROBO PHARMACEUTICALS, INC. reserves the right to change the terms and conditions of your employment at any time, including changes to bonus arrangements and other employee benefit plans and programs.  This offer letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time. FURTHER, This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the company.

If the terms of this offer are acceptable, please indicate your acceptance by signing both this letter and the Invention, Non-Disclosure, and Non-Competition Agreement included with this offer. Please return one copy of each to Amy Breckenridge by no later than January 31, 2020.

We are extremely enthusiastic about continuing to work with you at NeuroBo.

Signatures:

/s/ Richard Kang	1/29/2020
Richard Kang, CEO	Date
NeuroBo Pharmaceuticals, Inc.

/s/ Nicola Shannon	1/29/2020
Nicola Shannon	Date